EXHIBIT 10.2

ADDENDUM TO THE PARTICIPATION AGREEMENT

Parties:

Commodore Licensing B.V. (the "Company")

Reunite Investments Inc. ("Reunite")

Asiarim Corporation ("Asiarim")

Asiarim UK Limited
("AUL")

And

The Management-Shareholders of the Company
("Management Shareholders")

Final agreement dated 16 June 2010

Parties:
I.

Commodore Licensing B.V. (fka CIC Europe Holding B.V.), a private company with limited liability incorporated under the laws of The Netherlands and registered with the chamber of commerce under no. 24387249 and having its principle offices in (7573 PA) Oldenzaal (The Netherlands) at Haerstraat 125, hereby duly represented by its Managing Director Mr. Eugène van Os (hereinafter called: the "Company"); and

II.

Reunite Investments Inc. (fka Commodore International Corporation), a publicly listed company with limited liability incorporated under the laws of the State of Colorado (USA) and registered with the Colorado Secretary of State under number 19991089075, having its principle offices in Laguna Woods (USA) at 24338 El Toro Road, hereby duly represented by its President & CEO Mr. Ben van Wijhe (hereinafter called: "Reunite"); and

III.

Asiarim Corporation, a public company (OTC BB; symbol: ARMC) with limited liability construed under the laws of the State of Nevada (USA) and registered with the Nevada Secretary of State under no. E0448892007-6 and having its principle offices in Hong Kong (China) at 16/F, 1601 Jie Yang Building, 271 Lockhart Road, Wanchai, hereby duly represented by its CFO Mr. Te Hwai Ho (hereinafter called: "Asiarim"); and

IV

Asiarim UK Limited, a private company with limited liability incorporated under the laws of the United Kingdom and registered with the U.K. Companies House under no. 7053566 and having its principle place of business in London (UK) at 219 Kensington Street (office 4), hereby duly represented by its Director Mr. Te Hwai Ho (hereinafter called: "AUL"); and

V

Mr. Ben van Wijhe, a private person born in Apeldoorn (The Netherlands) on 3 December 1965 and residing in (2716 PL) Kring van Dorth (The Netherlands) at Wittendijk 13 (hereinafter called: "Van Wijhe"); and

VI

Mr. Eugène van Os, a private person born in Rotterdam (The Netherlands) on 16 February 1966 and residing in (49835) Lohne-Wietmarschen (Germany) at Lohner Flugplatzstrasse 2 (hereinafter called: "Van Os").

The Company, Reunite, Asiarim, AUL, Van Wijhe and Van Os are hereinafter being referred to collectively as "Parties" and each individually as "Party".

take into consideration:
A

The total number of outstanding shares (including any rights and options thereon) in the capital stock of Asiarim currently amounts to twenty two million three hundred fifty thousand (22,350,000) shares, par value $0.001;

B	Asiarim is currently the sole shareholder of AUL;
C

Van Wijhe is currently the majority shareholder of Mitex Group Limited, a limited liability company organized under the laws of the British Virgin Islands, holding eleven million eighty three thousand three hundred thirty three (11,083,333) shares in the capital stock of Asiarim, those shares representing approximately forty nine point six percent (49.6%) of the outstanding share capital of Asiarim;

D

The Parties, except for AUL, entered into to a Participation Agreement dated 1 September 2009 (hereinafter called: the "Participation Agreement") regarding, among other transactions, the sale and transfer of any and all of the (rights on) shares in the share capital of the Company (hereinafter called: the "Company Shares");

E

As a result of the Participation Agreement the transfer and delivery of the Company Shares (hereinafter called: the "Company Shares Delivery") was concluded in a deed executed in front of Mr. A.A.C.C. Rademakers, civil law notary practising in Roosendaal (The Netherlands), on 18 February 2010 subject to certain conditions precedent ('ontbindende voorwaarden') (hereinafter called: the "Conditions Precedent");

F

In accordance with the Participation Agreement, Asiarim issued and delivered in total eleven million twenty thousand (11,020,000) shares, par value $0.001, in its capital stock to the selling shareholders of the Company. This consideration was valued at one hundred and ten thousand two hundred (110,200) United States Dollars;

G

The Parties are aware of the fact that Asiarim will not be able to fulfil properly all of its obligations underlying the Conditions Precedent in time, which could result in the nullification ('ontbinding') of the Company Share Delivery in due course;

H

However, the Parties desire to prevent such nullification and, as such, the Parties desire to amend the terms and conditions of this transaction as set forth in the Participation Agreement in accordance with the terms and conditions of this Addendum to the Participation Agreement (hereinafter called: the "Agreement").

Parties have agreed as follows:
1.	Participation in the Company

The Parties hereby acknowledge and agree that the terms and conditions of the sale, transfer and delivery of the Company Shares to AUL, being a wholly-owned subsidiary of Asiarim as set forth in the Participation Agreement shall be integrally replaced by the following terms and conditions:

1.1

Reunite hereby sells and transfers to AUL and AUL hereby purchases and acquires from Reunite, one hundred eighty (180) shares in the share capital of the Company, representing all outstanding shares in the capital of the Company.

1.2	Van Wijhe hereby sells and transfers to AUL and AUL hereby purchases and acquires from Van Wijhe, the rights on the issuance and delivery of seventy (70) shares in the share capital of the Company.
1.3	Van Os hereby sells and transfers to AUL and AUL hereby purchases and acquires from Van Os, the rights on the issuance and delivery of seventy (70) shares in the share capital of the Company;
1.4	Each of Reunite, Van Wijhe and Van Os hereby warrant and represent to AUL with respect to the respective (rights on) Company Shares held by each of them, that:
(i)

they have the rights and the (corporate) authorities to sell and transfer the full legal title to and the full beneficial interest in their respective share interest to AUL in accordance with the terms and conditions of this Agreement;

(ii)

there are no agreements, arrangements or options under which any person may now or at any time call for the sale or transfer of their respective Company Shares and that their respective (rights on the issuance and delivery of the) Company Shares are free from any encumbrance or whatsoever.

1.5

The total purchase price amounts to fifteen million five hundred twenty thousand (15,520,000) shares, par value $0.001, in the capital stock of Asiarim, in respect to this transaction totally valued at one hundred fifty five thousand two hundred (155,200) United States Dollars or $0.01 per share. Eleven million twenty thousand (11,020,000) shares have already been delivered to various parties acknowledged and assigned by Reunite, Van Wijhe and Van Os respectively. The remaining balance of four million five hundred thousand (4,500,000) shares, valued at forty five thousand (45,000) United States Dollars or $0.01 per share, shall be issued and delivered by Asiarim for and on behalf of AUL as follows:

(i)	One million five hundred thousand (1,500,000) shares shall be issued and delivered by Asiarim to one or more parties to be acknowledged and assigned by Reunite;
(ii)	One million five hundred thousand (1,500,000) shares shall be issued and delivered by Asiarim to one or more parties to be acknowledged and assigned by Van Wijhe;
(iii)	One million five hundred thousand (1,500,000) shares shall be issued and delivered by Asiarim to one or more parties to be acknowledged and assigned by Van Os.
1.6

Any and all of the shares to be issued by Asiarim hereunder shall be delivered to each of the above mentioned parties within thirty (30) days upon the signing of this Agreement. The shares will be subject to certain restrictions in accordance with the U.S. Securities Exchange Acts and more specifically subject to 'Rule 144' in the event that the holder of such shares would classify as an affiliate of Asiarim.

1.7

The Parties hereby integrally waive the Conditions Precedent with immediate effect and, as such, the Company Shares Delivery is hereby completed irrevocably. The Company shall inform Mr. A.A.C.C. Rademakers, civil law notary practising in Roosendaal (The Netherlands), within five (5) working days accordingly.

2.	Anti-dilution arrangements
2.1

It is acknowledged that Asiarim must raise equity in the amount of at least three million (3,000,000) United States Dollars for the purposes of refinancing the acquisition of the brand 'Commodore', the repayment of debts as stipulated in Article 3.1. of this Agreement and for funding its future working capital needs. In the event that the total number of outstanding shares in the capital stock of Asiarim (including any options or rights thereon) would exceed thirty seven million (37,000,000) shares, par value $0.001, as a result of the issuance(s) of additional shares, in whole or in parts, for raising cash amounts of up to three million (3,000,000) United States Dollars for the aforementioned purposes, each of Reunite, Van Wijhe and Van Os shall be entitled to additional shares in the capital stock of Asiarim, which shares shall then be issued and delivered at no cost to them immediately. The total number of shares to be issued and delivered to them shall be calculated in such a manner that each of them hold, whether directly or indirectly, at least fourteen percent (14%) of the total number of outstanding shares in the capital stock of Asiarim (including any options or rights thereon) after dilution.

3.	Other arrangements
3.1

Van Wijhe procures that Mitex Group Limited will make immediately available - at no cost - to Asiarim or Reunite up to seven million four hundred ten thousand (7,410,000) 'restricted shares' in the capital stock of Asiarim for the benefit of arranging extensions of payment terms or reduction of debts in relation to the claims from the Company, SP by Design, Inc., the holders of a first right of pledge on the shares in the share capital of C= Holdings B.V. and the loans granted to Asiarim by Messrs. Ebben and Hoogstrate.

3.2

The Parties hereby commit their best efforts to support Asiarim in raising financial funds for funding its working capital needs. The distribution of financial funds raised, if any, shall be as follows:

(i)	First: the payment, in whole in parts, of the first instalment in the amount of four hundred thousand (400,000) euro relating to the claims of the Company;

(ii)	Second: the partial payment, in whole or in parts, of an amount of one hundred and seventy five thousand (175,000) United States Dollars relating to the claims of SP by Design;
(iii)	Third: the partial payment, in whole or parts, of an amount of four hundred thousand (400,000) euro relating to the claims of Messrs. Ebben and Hoogstrate;
(iv)	Fourth: the payment, in whole or parts, of the second instalment in the amount of three hundred thousand (300,000) euro relating to the claims of the Company;
(v)	Fifth: the remaining part, in whole or parts, in the amount of three hundred thousand (300,000) euro relating to the claims of Messrs. Ebben and Hoogstrate;
(vi)	Sixth: Settlement of the remaining part of the claims of SP by Design, Inc. and the Reunite Loans in the intentionally reduced amount of three hundred thousand (300,000) euro on a pro rata basis;
(vii)	Last: Asiarim's working capital needs.
4.	Announcements and confidentiality
4.1

No communications to the public or press releases relating to this Agreement and the transactions contemplated hereby shall be made by any Party unless such release or statement is previously agreed upon in writing by all of the Parties or is required under any applicable law or the rules and regulations of any recognized stock exchange on which the shares of (the parent company of) a Party are listed. If any applicable law or the rules and regulations of any recognized stock exchange on which the shares of (the parent company of) a Party are listed requires the issuance of any communication or press release, the Party subject to such requirement shall endeavour to consult with the other Party and take into account its comments prior to issuing any such communication or press release.

4.2

Each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this Agreement or the negotiations relating to this Agreement (and any such other agreement); and shall not prohibit disclosure or use of any information if and to the extent:

(i)	required by law or the rules and regulations of any recognized stock exchange on which the shares of any (parent company of a) Party are listed;
(ii)	the information is or becomes publicly available (other than by breach of this Agreement);
(iii)

the other Party has given prior written approval to the disclosure or use, provided that, prior to disclosure or use of any information, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to timely contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

5.	Miscellaneous
5.1

This Agreement constitutes the whole and only agreement between the Parties relating to the subject matters hereof and supersedes and extinguishes any prior agreement, negotiations, correspondence, undertaking and communications of the Parties, in relation to the subject matters hereof, whether oral or written between the Parties.

5.2	This Agreement may not be amended except by an instrument in writing by all of the Parties.
5.3

Each Party shall bear its own expense in connection with this Agreement, unless in case of a breach of its obligations by a Party, in which case such Party has the obligation to pay for all reasonable costs incurred by the others, in accordance with the clauses in this Agreement. Each Party represents to the others that no finder or broker fee related to the transactions is applicable other than those fees as mentioned in this Agreement.

5.4

None of the Parties may assign this Agreement at any time or assign or encumber any of its rights under this Agreement to any of its group companies, unless with prior written approval of the other Parties. The approval will not be withheld if the assignment is not in conflict with the rights and obligations of the other Parties as laid down in this Agreement. Where necessary, the Parties shall cooperate with such transfer. Parties may not without prior written consent of the other Parties assign this Agreement or assign or encumber any rights under this Agreement.

5.5

If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions that are valid and binding and the legal effect which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

5.6

All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is sent by an internationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice.

6.	Governing law and jurisdiction
6.1	This Agreement is governed by and shall be construed in accordance with Dutch law.
6.2	Any dispute arising out of or in connection with this Agreement shall be submitted to the court in Almelo (The Netherlands) that has jurisdiction.

This Agreement has been entered into by and between the Parties on sixteenth day of June 2010.
For and on behalf of the Company, ________________________________	For and on behalf of Van Os, ________________________________
Commodore Licensing B.V.	Eugène van Os (in private)
By: Mr. Eugène van Os
Function: Managing Director
For and on behalf of Reunite, ________________________________	For and on behalf of Van Wijhe, ________________________________
Reunite Investments Inc.	Ben van Wijhe (in private)
By: Mr. Ben van Wijhe
Function: President & CEO
For and on behalf of Asiarim ________________________________	For and on behalf of AUL ________________________________
Asiarim Corporation	Asiarim UK Limited
By: Mr. Te Hwai Ho	By: Mr. Te Hwai Ho
Function: Chief Financial Officer	Function: Director